                                                                     EXHIBIT 1.1

                                   [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]



                                 CONFIDENTIAL

October 29, 1997


Mr. Vince A. Elhilow
President and Chief Executive Officer
Fidelity Bankshares, Inc.
218 Datura Street
West Palm Beach, FL  33401-5679

         Re: Proposed Cumulative Trust Preferred Securities Offering

Dear Mr. Elhilow:

We are pleased to submit this Engagement Letter which sets forth the terms of the proposed services to be provided by Ryan, Beck & Co., Inc. ("Ryan, Beck") in connection with an offering of Trust Preferred Securities ("Preferred") by Fidelity Bankshares, Inc. ("the Company"). We have informed you of our interest in providing capital raising and financial advisory services to the Company.

It is our understanding that the Company intends to pursue an offering of Preferred. It is also our understanding that the Company wishes Ryan, Beck to be the sole manager of that offering.

1.       PROPOSED OFFERING
         -----------------

It is presently contemplated that the Company will establish a statutory business trust which will offer $25 million of Preferred. The actual offering terms of the Preferred will be determined in consultation with Ryan, Beck immediately prior to the sale of the Preferred but are expected to be substantially similar to those summarized in the preliminary term sheet attached hereto. The final terms will be based upon prevailing market conditions and a number of other factors, including, but not limited to the following: (i) the earnings of the Company, (ii) the current financial position and future prospects of the Company, and (iii) the condition of the credit and equity markets and particularly as they relate to securities of financial institutions.

2.       SERVICES TO BE PROVIDED BY RYAN, BECK
         -------------------------------------

The Preferred will be underwritten on a firm commitment basis by Ryan, Beck. Ryan, Beck will also be granted an over-allotment option equal to 15% of the total dollar amount of Preferred offered.

                                   [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]


Mr. Vince A. Elhilow
October 29, 1997
Page 2


3.       COMPENSATION RELATED TO UNDERWRITING
         ------------------------------------

a.       For its services hereunder, the Company will pay:

         (1) An underwriting fee of 3.875% of the dollar amount of Preferred in accordance with the terms of the accompanying preliminary term sheet, the exact amount of which will be negotiated upon execution of the Underwriting Agreement; and

b. If (i) the Offering is abandoned or terminated by the Company, (ii) the Offering is not consummated by March 31, 1998, (iii) Ryan, Beck terminates this relationship either because there has been a material adverse change in the financial condition or operations of the Company; or (iv) immediately prior to commencement of the Offering, Ryan, Beck terminates this relationship for one of the reasons set forth in clauses (ii) or (iii) of paragraph 12(b) of this letter, Ryan, Beck shall not be entitled to the fees set forth above under subparagraph
         (a), but would be entitled to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 5 below.

4.       DOCUMENTS
         ---------

The Preferred to be offered to the public will be the subject of a registration statement meeting the requirements of all applicable securities laws, and the rules and regulations promulgated thereunder. Such registration statement and any related documentation will be satisfactory to Ryan, Beck and its counsel. The registration statement will contain or incorporate by reference consolidated financial statements of the Company audited by its independent public accountants ("Accountants") as of and for the years ended December 31, 1996 and 1995 and shall be covered by an opinion of such firm containing no material qualifications and such pro forma financial information and unaudited quarterly statements as are appropriate based upon requirements of securities regulations. In addition, the Company shall cause its Accountants to provide Ryan, Beck, upon commencement of the Offering, with a comfort letter providing the usual assurances with respect to all financial data contained in the registration statement and update such letter upon the closing.

Ryan, Beck and its counsel will conduct an examination of relevant documents and records of the Company and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Company agrees to make all such documents, records and other information deemed reasonably necessary by the parties hereto, or their counsel, available to Ryan, Beck upon request. Ryan, Beck's counsel will prepare, subject to the approval of the Company's counsel, an underwriting agreement to be executed upon commencement of

                                   [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]



Mr. Vince A. Elhilow
October 29, 1997
Page 3

the Offering by Ryan, Beck, setting forth the definitive terms of this engagement, the substantive terms of which are reflected herein (the "Underwriting Agreement"). Ryan, Beck acknowledges that any form of information regarding the Company provided by the Company to Ryan, Beck or its representatives to allow Ryan, Beck to provide the services contemplated by this Engagement Letter, will be kept confidential by Ryan, Beck and its representatives, except such of the information as has been made public, or which the Company agrees may be disclosed or which Ryan, Beck is required by law to disclose in which case Ryan, Beck will provide prompt notice of its intent to disclose so that the Company may seek a protective order or other appropriate remedy and/or permit disclosure of only that portion which is legally required. From the date hereof until the offering is terminated, abandoned or consummated, financial news releases and filings under the Securities and Exchange Act of 1934 will be provided to Ryan, Beck, with ample time to comment thereon, prior to their being made public.

5.       EXPENSES
         --------

The Company will pay for all of its expenses in connection with the Offering, including printing expenses, legal and accounting fees, "Blue Sky" legal fees, state and federal filing fees, and advertising expenses. The Company will reimburse Ryan, Beck for its reasonable out-of-pocket expenses in connection with this transaction, which shall include legal fees and associated expenses. Ryan, Beck agrees to not incur underwriter's counsel fees in excess of $65,000 (excluding Blue Sky work) without the prior consent of the Company.

Ryan, Beck's general out-of-pocket and legal expenses will be billed to the Company quarterly and be payable as submitted. Ryan, Beck agrees to cap its general out-of-pocket expenses at $15,000.

6.       BLUE SKY
         --------

To the extent required by applicable state law, Ryan, Beck and the Company will need to obtain or confirm exemptions, qualifications or registration of the Preferred under applicable state securities laws and NASD policies. The reasonable cost of such legal work and related filing fees will be paid by the Company to the law firm furnishing such legal work.

7.       INDEMNIFICATION
         ---------------

The Underwriting Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities under Securities Act of 1933 (the "Act"). The Company also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers,

                                   [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]



Mr. Vince A. Elhilow
October 29, 1997
Page 4

directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own negligence, if such negligence is determined to be material.

8.       NASD MATTERS
         ------------

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Securities Dealers ("NASD") in connection with the sale of the Preferred. The Company agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein. Ryan, Beck is, and will remain through completion of the Offering, a member in good standing of the NASD and will comply with all applicable NASD requirements.

9.       MARKET MAKING
         -------------

Ryan, Beck agrees to be a market maker in the Preferred.

10.      TIMING
         ------

The offering is expected to take place during the fourth quarter of 1997. This schedule could, of course, be delayed if unexpected circumstances develop.

11.      ARBITRATION
         -----------

Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in West Palm Beach, Florida before one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or

                                   [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]



Mr. Vince A. Elhilow
October 29, 1997
Page 5

otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

12.      OBLIGATIONS
         -----------

a. Except as set forth below, this Engagement Letter is merely a statement of intent. This letter is not intended to constitute a binding agreement to enter into an Underwriting Agreement. While the parties agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between Ryan, Beck and the Company arising hereunder shall be only those set forth herein in paragraph 5 regarding reimbursement for certain expenses and paragraph 11 regarding arbitration and as set forth in a duly negotiated and executed Underwriting Agreement.

b. The obligations of Ryan, Beck hereunder shall be subject to, among other things, the approval of the Ryan, Beck Commitment Committee and there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors; (i) no material adverse change in the condition or operation of the Company; (ii) satisfactory disclosure of all relevant financial information in the disclosure documents and determination that the sale of the Preferred is reasonable given such disclosures; (iii) no market conditions which might render the sale of the Preferred by the Company hereby contemplated inadvisable.

                                   [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]


Mr. Vince A. Elhilow
October 29, 1997
Page 6

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office. We look forward to working with you.


RYAN, BECK & CO., INC.



BY: /s/ Ben A. Plotkin
    -----------------------------------------------------
    Ben A. Plotkin, President and Chief Executive Officer



ACCEPTED AND AGREED TO THIS 7 DAY OF NOVEMBER, 1997.


FIDELITY BANKSHARES, INC.



BY: /s/ Vince A. Elhilow
    ______________________________________________________
    Vince A. Elhilow, President and Chief Executive Officer

                           Fidelity Bankshares, Inc.

                     Cumulative Trust Preferred Securities

                    PRELIMINARY SUMMARY OF PRINCIPAL TERMS


Issuer: Fidelity Capital Trust I (the "Capital Trust"), a statutory business trust created under Delaware law. Fidelity Bankshares, Inc. (the "Company") will own all the common securities (approximately 3-4% of capitalization) representing undivided beneficial interests in the assets of the Capital Trust.

Securities Offered:              Cumulative Trust Preferred Securities
                                 ("Preferred Securities") representing undivided preferred beneficial interests in Capital
                                 Trust.

Offering Amount:                 $25 Million

Offering Price and Liquidation   $10.00 Per Preferred Security
Value:

Underwriters' Over-allotment     15% of Offering Amount
Option:

Use of Proceeds:                 Capital Trust Will use the Trust Preferred
                                 Securities issuance proceeds to purchase
                                 Junior Subordinated Debentures issued by the Company. The Company will use Junior
                                 Subordinated Debenture proceeds for general corporate purposes.

Guarantee:                       The Company will guarantee payments of
                                 distributions and payments of liquidation or redemption, but only to the extent funds are held by Capital Trust.

Distribution (Dividend) Rate:    Fixed for the life of the issue at a rate
                                 approximately 240-255 basis points above the 30 year "old" Treasury bond. Distributions will be cumulative and payable quarterly in arrears.

Underwriting Discount:           3.875% of total Offering Amount including
                                 Underwriter's Over-allotment Option.

                                                                Ryan, Beck & Co.

Conversion rights:                None

Rating:                           None

Term:                             The Preferred Securities have no stated
                                  maturity.

Mandatory Redemption:             The Preferred Securities are subject to
                                  mandatory redemption at Liquidation Value, in whole or in part, upon repayment of Junior
                                  Subordinated Debentures at stated maturity or earlier redemption.

Stated Maturity of Junior         _____________, 2027.
Subordinated Debentures:

Company's Option to Redeem        The Company, at its sole discretion (if
Junior Subordinated Debentures:   certain conditions are met, including prior
                                  regulatory approval if then required under applicable capital guidelines or regulatory policies), can redeem the Junior Subordinated
                                  Debentures in whole or in part after
                                  ____________, 2002. In all cases the
                                  redemption price is equal to 100% of the principal amount of Junior Subordinated
                                  Debentures. Notwithstanding the foregoing, if the Company shall have undergone a "full conversion" or "second-step transaction" then the Company shall be permitted to redeem the Junior Subordinated Debentures prior to
                                  _____________, 2002, but not prior to
                                  _____________, 1999 at a redemption price equal to 107% of the Liquidation Amount.

Company's Option to Redeem        At any time, within 180 days following the
Junior Subordinated Debentures    occurrence and continuation of a Tax Event,
Upon Occurrence of Certain        Investment Company Event or Capital Treatment
Events:                           Event, the Company may redeem in whole but not
                                  in part the Junior Subordinated Debentures at a price equal to 100% of principal amount.

Tax Event:                        Receipt of opinion of counsel that (i) income
                                  received by Capital Trust is taxable (ii) interest paid by the Company is not deductible or (iii) the Capital Trust will become subject to more than a "de minimis" amount of taxes or other government charges.

Investment Company Event:         Receipt of opinion of counsel that Capital
                                  Trust is or will be required to be registered under the Investment Company Act.

Capital Treatment Event:          Reasonable determination by the Company that
                                  the ability to treat the Preferred Securities as "Tier 1 Capital" is impaired.

Company's Option to Distribute    The Company has the right at any time, subject
Junior Subordinated Debentures:   to the receipt of any required regulatory
                                  approvals, to terminate the Capital Trust and cause the Junior Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of the Capital Trust.

                                   [LETTERHEAD OF RYAN, BECK & CO. APPEARS HERE]

Interest Payments of Junior       Interest on the Junior Subordinated Debentures
Subordinated Debentures:          is payable quarterly in arrears, at an annual
                                  rate equal to the Distribution Rate on the Trust Preferred Securities. No distributions will be declared, paid or reserved on the Company's obligations or stock ranking junior to or on a parity with the Junior Subordinated
                                  Debentures in any quarterly period unless interest is paid on the Junior Subordinated
                                  Debentures.

Voting Rights:                    The holders of Preferred Securities will have
                                  no voting rights except in limited
                                  circumstances.

Dividends Received Deduction:     Not eligible.

Extension of Interest Payment     The Company has the right at any time, so long
Period:                           as no event of default has occurred, to defer
                                  interest payments on the Junior Subordinated
                                  Debentures for twenty consecutive quarters, provided that no deferral can extend beyond stated maturity. Distributions on Preferred
                                  Securities will be deferred during any such Extended Interest Payment Period. Interest on the Junior Subordinated Debentures and
                                  Distributions on Preferred Securities will continue to accrue and compound quarterly.

Tax Consequences of Extended      Should an Extended Interest Period occur,
Interest Payment Period for       holders of Preferred Securities will be
Investors:                        required to include deferred interest income
                                  in their gross income for United States
                                  federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. The
                                  Company, will represent that it has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated
                                  Debentures.

Tax Opinion:                      Company Counsel will opine that the Junior
                                  Subordinated Debentures will be classified as indebtedness for tax purposes and that there is no original issue discount upon issuance of the Preferred Securities.